Exhibit 99.1

Media

Dan Greenfield

EarthLink

404-432-6526 (mobile)

greenfie@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK ANNOUNCES FIRST QUARTER EARNINGS

Company Reports Record 15th Straight Quarter of
Value-Added Services Revenue Growth

ATLANTA, APRIL 26, 2007— EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its first quarter ended March 31, 2007.

Consolidated highlights for the quarter include:

•                  Consolidated revenue of $324.4 million

•                  Loss from operations of $(4.0) million

•                  Net loss of $(30.0) million, or $(0.24) per share, which includes a $(29.3) million, or $(0.24) per share Helio equity loss

•                  Adjusted EBITDA (a non-GAAP measure) of $17.2 million

 “In the first quarter, we recorded our 15th consecutive quarter of revenue growth from our value-added services, highlighted by the launch of our upgraded Protection Control Center with Attack Shield,” said Mike Lunsford, EarthLink interim CEO.  “We believe it is one of the best products on the market in fighting viruses and spyware.”

Lunsford added, “We also continued to make steady progress with our various growth initiatives as evidenced by our leadership position in municipal Wi-Fi networks, winning contracts in Houston and Corpus Christi, Tex. and Arlington, Va.  Additionally, we had our best quarter of growth to date for our DSL and Home Phone service bundle.”

EarthLink CFO Kevin Dotts said, “As we have undertaken our various growth initiatives and transitioned the company into a total communications provider, the company has realigned the internal financial reporting structure into two business units to more closely reflect current management of the business.  This quarter, the company has implemented segment reporting to reflect the recent change in how the business is reported to our management team.  I believe that the change will provide additional transparency to better allow investors to analyze results of operations.”

Operating and Financial Results

Under the company’s new segment format, the reportable segments consist of consumer services and business services.

Consumer services consist of Internet access and value-added services provided to individual customers.  Internet access is comprised of consumer narrowband and broadband access.  Consumer narrowband access includes premium EarthLink service and value PeoplePC service.  Broadband access includes consumer DSL, cable, satellite and municipal Wi-Fi access services, and voice services.  Consumer value-added services include portal advertising and audience engagement, search, subscriptions and partnership and distribution.

Business services consist of Internet access and value-added services provided to businesses and communications carriers.  Internet access consists of various narrowband and broadband Internet access products for single-site small office, home office (SOHO), and multi-site small and medium enterprises (SME).  Value-added services include web hosting domain registration fees.

In addition to the implementation of segment reporting, this quarter EarthLink has reclassified certain revenues between access and value-added services to more closely report these revenues to the internal management structure.  These revenues, primarily related to value-added security products sold by PeoplePC and home networking products and services, were previously reported in access and are now reported in value-added services.  Additionally, this quarter, EarthLink has also modified the way it counts subscribers related to the DSL and Home Phone service.  Previously, a customer that was subscribing to both of these services was classified as one subscriber.  Now, that customer will be counted as a DSL subscriber and a voice subscriber.  Finally, in this quarter, EarthLink has modified its definition for adjusted EBITDA to exclude stock-based compensation expense under SFAS

No. 123(R). This change will allow current results to be more comparable to periods prior to the adoption of SFAS No. 123(R) on January 1, 2006.

Please see the attached restated historical financial statements and subscriber metrics reflecting the impact of these new reporting formats.

EarthLink Revenue and Subscribers

For the quarter, consolidated revenues increased to $324.4 million, or 4.7 percent, compared to the first quarter of 2006.  This increase was driven primarily by growth in our business services, partially offset by a decline in our consumer services.

For the quarter, revenue from the business services segment increased from $18.2 million to $47.8 million primarily due to our acquisition of New Edge Networks in April 2006.

For the quarter, revenue from the consumer services segment decreased to $276.7 million, or 5.1 percent.  Contributing to this change was a $21.2 million, or 8.0 percent, decline in our access services driven by declines in mature premium narrowband services, partially offset by growth in our value narrowband and broadband access services.  Positively impacting consumer services was a $6.4 million, or 23.3 percent, increase in value-added services revenue.  Driving the increase in value-added services revenue was growth in the sales of security products, an increase in sales of higher revenue ad types and an increase in search RPMs (revenue per 1,000 searches).

During the first quarter of 2007, EarthLink’s overall subscribers declined by 42,000 net subscribers compared to the fourth quarter of 2006 primarily due to a decline in consumer access subscribers.  This decline in consumer access subscribers was related to a decline in premium narrowband subscribers, partially offset by growth in value, broadband and voice subscribers.

EarthLink Profitability and Other Financial Measures

EarthLink’s core access services continued to generate significant cash for reinvestment into our broadband growth initiatives.  During the quarter, adjusted EBITDA from core access services (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $47.3 million, a $2.7 million decline from the first quarter of 2006.  This decline was due to lower core access gross margin, partially offset by lower operating and sales and marketing expenses in our core access services in the first quarter of 2007.  While EarthLink decreased spending in its more matures services, EarthLink increased spending in its strategic growth areas during the first quarter of 2007.  For the first quarter of 2007, EarthLink incurred $30.1 million of expense in the form of increased operating and marketing expenses compared to $17.0 million in the first quarter of 2006 in its growth initiatives.  This reinvestment is to further develop and market its broadband growth initiatives, including voice, municipal Wi-Fi and business services.  Consequently, for the first quarter of 2007, the adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $17.2 million, a 48.1 percent decrease compared to the first quarter of 2006.

For the quarter, operating income from the consumer services segment was $25.6 million, a decrease of 11.3 percent compared to the prior year first quarter.  This decline reflects additional operating and sales and marketing expenditures related to launching and growing the voice and municipal Wi-Fi services while maintaining the existing narrowband and broadband access services.

For the quarter, operating income from the business services segment was $0.5 million, a decrease of $(10.8) million compared to the prior year first quarter. This decline reflects increased operating and sales and marketing expenditures related to launching various growth initiatives, primarily for New Edge Networks.  Due to the complex nature of selling and provisioning multi-location business broadband products, these products tend to have very long sales and installation cycles.  As such, current operating expenditures are not expected to generate benefits of increased customer and revenue growth for several quarters.

The increase in spending related to the growth initiatives noted above coupled with the Helio equity loss of $(29.3) million, resulted in a net loss for the quarter of $(30.0) million, or $(0.24) per share, compared to net income of $16.4 million, or $0.12 per share, in the prior year quarter.

Helio Operating Performance and Profitability

In the first quarter, Helio continued to grow its business and expand its service and device offerings.  During the quarter, Helio introduced Helio Music, a full mobile over-the air music download service with a rich browsing experience.  Helio also launched its fourth exclusive device — the Heat — featuring a slim, form factor design combined with Helio’s line-up of 3G content and services.  Finally, at the cellular industry’s biggest tradeshow, Helio announced its flagship device — the Ocean, which should be available later this spring.  The Ocean will be the world’s first dual slide handset with two full numeric and QWERTY keypads.

 During the quarter, Helio continued to increase its subscriber base and is on track to surpass 100,000 members during the second quarter of 2007, as previously projected.  Additionally, in the first quarter of 2007, Helio generated $30.4 million in revenue, while Helio had not yet launched service in the first quarter of 2006.  Revenue for all of 2006 was $46.6 million.  Its net loss was $(63.1) million during the quarter, as it continued to make investments in infrastructure, products and marketing to support future growth.  Net of certain amortization related transactions, EarthLink’s proportionate share of Helio’s loss resulted in an equity loss of $(29.3) million compared to an equity loss of $(35.7) million in the fourth quarter of 2006.

EarthLink Balance Sheet and Cash Flow

As a result of the increase in activity related to EarthLink’s strategic growth initiatives, free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $1.6 million during the first quarter of 2007 compared to $25.1 million in the first quarter of 2006.

During the first quarter, EarthLink made a scheduled capital contribution to Helio of $13.5 million and the company had capital expenditures of $13.7 million.  EarthLink ended the quarter with $367.4 million in cash and marketable securities, up 4.1 percent from the prior year first quarter.

Non-GAAP Measures

Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs.

Adjusted EBITDA from core access services is defined as earnings before interest income and expense, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain on investments in other companies, net, facility exit and restructuring costs, and net investments in growth initiatives.

Free cash flow is defined as income from operations before facility exit and restructuring costs, stock-based compensation expense under SFAS No. 123(R), depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA, adjusted EBITDA from core access services and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 1 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

EarthLink is revising its previously issued guidance for 2007.  Based on current results and expectations, EarthLink now expects year ending consolidated subscribers to decline by 200,000 to 250,000, and the company expects to generate approximately $1.3 billion in consolidated revenue.  The company is narrowing its previously issued guidance for adjusted EBITDA from core access services of $190.0 million to $200.0 million and $108.0 million to $118.0 million for adjusted EBITDA for the year. EarthLink is also narrowing its consolidated net loss to $(110.0) million to $(140.0) million for the year.

The company is reaffirming its previously issued guidance for Helio.  EarthLink expects Helio to end the year with 200,000 to 250,000 subscribers.  These subscribers are expected to be post-paid with an ARPU of $90 - $100.  For the year, EarthLink expects Helio will more than triple its revenue to $140.0 million to $170.0 million.  EarthLink expects that Helio’s cost structure to begin realizing the benefits of economies of scale, which should result in lower cost per gross add (CPGA ) and increased operating margins.

As previously disclosed, EarthLink expects Helio will generate a net loss for the year of $(330.0) million to $(360.0) million, and EarthLink expects to record an equity loss of $(160.0) million to $(180.0) million reflecting its proportionate share of Helio’s expected net loss, net of certain amortization related transactions.

For the second quarter 2007, EarthLink expects consolidated revenues to be $315.0 million to $320.0 million, and adjusted EBITDA to be $28.0 million to $33.0 million. EarthLink expects to record a net loss of $(16.0) million to $(26.0) million for the quarter driven by a Helio equity loss of $(35.0) million to $(40.0) million.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on April 26, 2007 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time.  Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-IRHome ..

A taped replay will be available beginning at 11:30 a.m. EDT on April 26, 2007 through midnight on May 3, 2007 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 4248080.

  The Webcast of this call will be archived on EarthLink’s site at:

http://phx.corporate-ir.net/phoenix.zhtml?c=77594&p=irol-audioArchives ..

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services.  EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet, wireless and IP-based voice communications services, including new products and services offered in connection with our voice and municipal broadband network growth initiatives, and we expect these growth initiatives to not be profitable in their early stages; (2) that our service offerings may fail to be competitive with existing and new competitors; (3) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors (churn), or may cause us to reduce prices for our services which could adversely impact average revenue per user; (4) that we may be unsuccessful in making and integrating acquisitions into our business, which could result in operating difficulties, losses and other adverse consequences; (5) that the continued decline of our narrowband revenues could adversely affect our profitability and adversely impact our ability to invest in our growth initiatives; (6) that we may not be able to successfully manage the costs associated with delivering our wireline broadband services, which could adversely affect our ability to grow or sustain revenues and our profitability; (7) that companies may not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable; (8) that our commercial and alliance arrangements may be terminated or may not be as beneficial as anticipated, which could adversely affect our ability to increase our subscriber base; (9) that our business may suffer if our third-parties for technical and customer support and certain billing services are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us; (10) that service interruptions or impediments could harm our business; (11) that government regulations could force us to change our business practices; (12) that changes in, or interpretations of, laws regarding consumer protection could subject us to liability or cause us to change our practices; (13) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (14) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (15) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (16) that our business depends on the continued development of effective business support systems, processes and personnel; (17) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (18) that we may not be successful in entering into arrangements with municipalities to build out and operate municipal wireless broadband networks and we may not obtain a sufficient number of customer to generate the returns anticipated on our investments to construct and deploy municipal wireless broadband networks; (19) that municipal wireless networks may not perform as expected or may result in unanticipated costs, which could increase our churn and our cost of providing services; (20) that we may experience difficulties in constructing, upgrading and maintaining our municipal wireless network, which could adversely affect customer satisfaction, increase subscriber churn and reduce our revenues; (21) that the market for VoIP services may not develop as anticipated, which would adversely affect our ability to execute our voice strategy; (22) that certain aspects of our VoIP service are not the same as traditional telephone service, which may limit the acceptance of our services by mainstream consumers and our potential for growth; (23) that our E911 emergency services are different from those offered by traditional wireline telephone companies and may expose us to significant liability; (24) that our ability to provide our VoIP service is dependent upon third-party facilities and equipment, the failure of which could cause delays or interruptions of our service, damage our reputation, cause us to lose customers and limit our growth; (25) that we may not realize the benefits we are seeking from our investments in the HELIO joint venture or other investment activities as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (26) that our stock price has been volatile historically and may continue to be volatile; (27) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry or to implement our strategic initiatives; (28) that we may be unable to repurchase our convertible senior notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders; (29) that the convertible note hedge and warrant transactions may affect the value of our common stock; and (30) that some provisions of Delaware law, our second restated certificate of incorporation and amended and restated bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer to takeover attempt that a stockholder might consider in its best interest. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended.

EARTHLINK, INC.
Unaudited Condensed Consolidated Statements Of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2007
Revenues:
Access and service	$281,660	$290,014
Value-added services	28,052	34,392
Total revenues	309,712	324,406

Operating costs and expenses:
Service and equipment costs	90,072	111,158
Sales incentives	2,277	4,708
Total cost of revenues	92,349	115,866

Sales and marketing	103,843	98,631
Operations and customer support	60,668	66,010
General and administrative	31,210	44,353
Amortization of intangible assets	1,913	3,496
Total operating costs and expenses	289,983	328,356

Income (loss) from operations	19,729	(3,950)
Net losses of equity affiliate	(7,591)	(29,346)
Interest income and other, net	4,216	3,503
Income (loss) before income taxes	16,354	(29,793)
Provision for income taxes	—	169
Net income (loss)	$16,354	$(29,962)

Basic net income (loss) per share	$0.12	$(0.24)
Diluted net income (loss) per share	$0.12	$(0.24)

Basic weighted average common shares outstanding	131,514	123,058
Diluted weighted average common shares outstanding	133,489	123,058

EARTHLINK, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA (1)
(in thousands)

	Three Months Ended March 31,
	2006	2007
Net income (loss)	$16,354	$(29,962)
Provision for income taxes	—	169
Depreciation and amortization	9,654	13,227
Stock-based compensation expense	3,668	7,880
Net losses of equity affiliate	7,591	29,346
Interest income and other, net	(4,216)	(3,503)
Adjusted EBITDA (1)	$33,051	$17,157

Depreciation - cost of revenues	$4,212	$5,705
Depreciation - other	3,529	4,026
Amortization of intangible assets	1,913	3,496
Depreciation and amortization	$9,654	$13,227

EARTHLINK, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA from Core Access Services (1)
(in thousands)

	Three Months Ended March 31,
	2006	2007
Net income (loss)	$16,354	$(29,962)
Provision for income taxes	—	169
Depreciation and amortization	9,654	13,227
Net losses of equity affiliate	7,591	29,346
Interest income and other, net	(4,216)	(3,503)
Net investments in growth initiatives	16,961	30,144
Stock-based compensation expense	3,668	7,880
Adjusted EBITDA from core access services (1)	$50,012	$47,301

EARTHLINK, INC.
Reconciliation of Income (Loss) From Operations to Free Cash Flow (1)
(in thousands)

	Three Months Ended March 31,
	2006	2007
Income (loss) from operations	$19,729	$(3,950)
Depreciation and amortization	9,654	13,227
Stock-based compensation expense	3,668	7,880
Purchases of property and equipment	(7,520)	(13,724)
Purchases of subscriber bases	(410)	(1,865)
Free cash flow (1)	$25,121	$1,568

EARTHLINK, INC.
Reconciliation of Guidance Provided in Non-GAAP Measures (1)
(in millions)

	Three Months	Year
	Ending	Ending
	June 30,	December 31,
	2007	2007
Net loss	($16) - ($26)	($110) - ($140)
Depreciation	10	46
Amortization of intangible assets	4	16
Stock-based compensation expense	3	18
Net losses of equity affiliate	35 - 40	160 - 180
Interest income and other, net	(3)	(12)
Adjusted EBITDA (1)	$28 - $33	$108 - $118

EARTHLINK, INC.
Supplemental Schedule of Segment Information (2)
(in thousands)

	Three Months Ended March 31,
	2006	2007
Consumer Services
Revenues
Access and service	$264,231	$243,059
Value-added services	27,236	33,593
Total revenues	291,467	276,652
Cost of revenues	88,048	85,824
Gross margin	203,419	190,828
Segment operating expenses	174,571	165,226
Segment income from operations	$28,848	$25,602

Business Services
Revenues
Access and service	$17,429	$46,955
Value-added services	816	799
Total revenues	18,245	47,754
Cost of revenues	4,301	30,042
Gross margin	13,944	17,712
Segment operating expenses	2,591	17,168
Segment income from operations	$11,353	$544

Consolidated
Revenues
Access and service	$281,660	$290,014
Value-added services	28,052	34,392
Total revenues	309,712	324,406
Cost of revenues	92,349	115,866
Gross margin	217,363	208,540
Direct segment operating expenses	177,162	182,394
Segment income from operations	40,201	26,146
Stock-based compensation expense	3,668	7,880
Amortization of intangible assets	1,913	3,496
Other operating expenses	14,891	18,720
Income (loss) from operations	$19,729	$(3,950)

EARTHLINK, INC.
Supplemental Schedule of Historical Segment Data (2)
(in thousands)

	Three Months Ended				Year Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2006	2006	2006	2006	2006
Consumer Services
Revenues:
Access and service	$264,231	$258,187	$252,390	$246,390	$1,021,198
Value-added services	27,236	28,530	29,869	31,999	117,634
Total revenues	291,467	286,717	282,259	278,389	1,138,832

Operating costs and expenses:
Cost of revenues	88,048	88,163	86,117	85,169	347,497
Segment operating expenses	174,571	156,877	158,791	165,948	656,187
Total operating costs and expenses	262,619	245,040	244,908	251,117	1,003,684

Segment income from operations	$28,848	$41,677	$37,351	$27,272	$135,148

	Three Months Ended				Year Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2006	2006	2006	2006	2006
Business Services
Revenues:
Access and service	$17,429	$44,418	$48,223	$48,957	$159,027
Value-added services	816	961	827	804	3,408
Total revenues	18,245	45,379	49,050	49,761	162,435

Operating costs and expenses:
Cost of revenues	4,301	24,530	29,317	29,651	87,799
Segment operating expenses	2,591	14,830	17,724	17,540	52,685
Total operating costs and expenses	6,892	39,360	47,041	47,191	140,484

Segment income from operations	$11,353	$6,019	$2,009	$2,570	$21,951

	Three Months Ended				Year Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2006	2006	2006	2006	2006
Consolidated
Revenues:
Access and service	$281,660	$302,605	$300,613	$295,347	$1,180,225
Value-added services	28,052	29,491	30,696	32,803	121,042
Total revenues	309,712	332,096	331,309	328,150	1,301,267

Operating costs and expenses:
Cost of revenues	92,349	112,693	115,434	114,820	435,296
Segment operating expenses	177,162	171,707	176,515	183,488	708,872
Total operating costs and expenses	269,511	284,400	291,949	298,308	1,144,168

Segment income from operations	40,201	47,696	39,360	29,842	157,099
Stock-based compensation expense	3,668	3,734	3,424	3,416	14,242
Amortization of intangible assets	1,913	3,122	3,372	3,495	11,902
Facility exit and restructuring costs	—	(117)	—	—	(117)
Other operating expenses	14,891	13,725	12,938	13,876	55,430
Income from operations	$19,729	$27,232	$19,626	$9,055	$75,642

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	March 31,	December 31,	March 31,
	2006	2006	2007
	(in thousands)
Balance Sheet Data
Cash and marketable securities	$352,761	$394,776	$367,356
Stockholders’ equity	545,018	458,664	432,296

Employee Data
Number of employees at end of period (3)	1,744	2,210	2,147

	March 31,	December 31,	March 31,
	2006	2006	2007
Subscriber Data (4)
Consumer services
Narrowband access subscribers	3,477,000	3,261,000	3,208,000
Broadband access subscribers (5)	1,683,000	1,831,000	1,849,000
Total consumer subscribers	5,160,000	5,092,000	5,057,000

Business services
Narrowband access subscribers	48,000	40,000	36,000
Broadband access subscribers	11,000	69,000	69,000
Web hosting accounts	123,000	112,000	109,000
Total business subscribers	182,000	221,000	214,000

Total subscribers at end of period	5,342,000	5,313,000	5,271,000

	Three Months Ended March 31,
	2006	2007
Subscriber Activity
Subscribers at beginning of period	5,315,000	5,313,000
Gross organic subscriber additions	770,000	670,000
Churn	(743,000)	(712,000)
Subscribers at end of period	5,342,000	5,271,000

Churn Rate (6)	4.6%	4.5%

Consumer Data
Average subscribers (7)	5,160,000	5,086,000
ARPU (8)	$18.83	$18.13
Churn rate (6)	4.7%	4.6%

Business Data
Average subscribers (7)	173,000	217,000
ARPU (8)	$33.25	$73.32
Churn rate (6)	2.5%	2.7%

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

1.                                       Earnings before interest income and expense, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain on investments in other companies, net, and facility exit and restructuring costs (Adjusted EBITDA); earnings before interest income and expense, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain on investments in other companies, net, facility exit and restructuring costs, and net investments in growth initiatives (Adjusted EBITDA from Core Access Services); and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.  Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit and restructuring costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

2.                                       EarthLink’s business segments are strategic business units that are managed based upon differences in customers, services and marketing channels. EarthLink’s Consumer Services segment is a provider of integrated communications services and related value-added services to individual customers. These services include dial-up Internet access, high-speed Internet access, municipal wireless broadband and voice service, among others. EarthLink’s Business Services segment is a provider of integrated communications services and related value-added services to businesses and communications carriers. These services include managed data networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets and stock-based compensation expense under SFAS No. 123(R), as they are not evaluated in the measurement of segment performance.

3.                                       Represents full-time equivalents.

4.                                       Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

5.                                       Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

6                                          Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis.  Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

7.                                       Average subscribers or accounts for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period.

8.                                       ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.